AMENDMENT TO ASSET SALE AGREEMENT

This Amendment to Asset Sale Agreement (the "Amendment") is executed effective as of December 8, 2008, by and between Pizza Hut of America, Inc., a Delaware corporation (the "Seller"), NPC International, Inc., a Kansas corporation (the "Buyer") and Pizza Hut, Inc. ("PHI").

R E C I T A L S:

WHEREAS, the Seller and Buyer have previously executed that certain Asset Sale Agreement (the "ASA") dated as of November 3, 2008, which provides for the sale of 89 Pizza Hut Restaurants in Cedar Rapids and Tampa; and

WHEREAS, the Seller and Buyer desire to amend the ASA as provided in this Amendment;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the parties set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Seller and Buyer hereby agree as follows:

1.

Schedules 1.1 and 1.3(b). Schedules 1.1 and 1.3(b) are hereby replaced with the attached revised Schedules 1.1 and 1.3(b) to reflect the addition of the System Restaurant #316140 located at 7738 Palm River Road, Tampa Florida.

2.	Purchase Price. Section 1.6(b) is hereby deleted in its entirety and replaced with the following:

“At Closing, the Buyer shall pay to the Seller the sum of $23,197,147 representing the Purchase Price.”

2.	Reaffirmation. Other than as amended herein, all of the provisions of the ASA remain in full force and effect.

IN WITNESS WHEREOF, the undersigned parties have executed this Amendment this 8th day of December, 2008.

PIZZA HUT OF AMERICA, INC.		NPC INTERNATIONAL, INC.

By:	/s/ John J. Murphy	By:	/s/ Troy D. Cook
	John J. Murphy, President		Troy D. Cook, Vice President

PIZZA HUT, INC.

By:	/s/ John J. Murphy
John J. Murphy, Vice President – Law

List of Schedules and Similar Attachments Omitted from Amendment to Asset Sale Agreement

•	Schedule 1.1 – List of Restaurants

•	Schedule 1.3(b) – Leased Real Property

Upon request, the registrant agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or similar attachment to the Amendment to Asset Sale Agreement; provided, however, that the registrant may request confidential treatment of omitted items prior to any public disclosure.